Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

FOR IMMEDIATE RELEASE
Sparton Corporation Reports Fiscal 2015 Full Year Revenue Growth of 14% and Adjusted Earnings Per Share of $1.30
Fourth Quarter Revenue Growth of 35% and Adjusted EBITDA Growth of 29%

SCHAUMBURG, IL. - September 8, 2015 - Sparton Corporation (NYSE: SPA) today announced results for the fourth quarter of fiscal 2015 ended June 30, 2015. The Company reported fourth quarter sales of $126.4 million, or an increase of 35% from $93.5 million for the fourth quarter of fiscal 2014. Operating income for the fourth quarter of fiscal 2015 was $8.8 million, which included $2.8 million for the L-3 settlement and associated legal costs to that matter incurred in that quarter. This compares to operating income of $5.0 million in the fourth quarter of fiscal 2014, which included recognition of $4.2 million of environmental remediation expense. Net income for the fourth quarter of fiscal 2015 was $5.1 million or $0.52 per basic share, and $0.51 per diluted share compared to net income of $3.0 million, or $0.29 per share, basic and diluted, in the same quarter a year ago.

Consolidated Results for the Quarters and Years Ended June 30, 2015 and 2014 (in thousands, except per share amounts):

	For the Three Months Ended			For the Years Ended
	June 30, 2015	June 30, 2014	% Chg	June 30, 2015	June 30, 2014	% Chg
Net sales	$126,393	$93,500	35.2%	$382,125	$336,501	13.6%
Base business	104,534	93,500	11.8%	297,963	310,574	(4.1)%
Acquisitions	21,859	—		84,162	25,927	224.6%
Gross profit	28,055	20,908	34.2%	74,671	64,815	15.2%
Adjusted gross profit	28,099	20,989	33.9%	74,970	65,152	15.1%
Selling and administrative expenses	13,588	10,559	28.7%	46,876	35,698	31.3%
Legal settlement	2,500	—		2,500	—
Environmental remediation	—	4,238		—	4,238
Operating income	8,809	4,984	76.7%	17,252	20,251	(14.8)%
Adjusted operating income	11,605	9,303	24.7%	21,760	25,014	(13.0)%
Net income	5,098	2,971	71.6%	10,989	12,987	(15.4)%
Adjusted net income	6,473	5,698	13.6%	13,066	16,013	(18.4)%
Income per share - basic	0.52	0.29		1.10	1.28
Adjusted income per share - basic	0.65	0.56		1.30	1.58
Income per share - diluted	0.51	0.29		1.10	1.28
Adjusted income per share - diluted	0.65	0.56		1.30	1.58
Adjusted EBITDA	15,360	11,920	28.9%	34,305	34,979	(1.9)%

Cary Wood, President & CEO, commented, “Given the headwinds we faced going into fiscal 2015, we are very pleased with the final results for the year. We finished the year at an adjusted earnings per share of $1.30, revenue increased 14%, gross margins improved for the sixth straight year and adjusted EBITDA was $34.3 million, approximately the same as compared to the same prior year period.  Consolidated legacy revenues decreased 4% or $12.6 million for the year, primarily due to the MDS segment’s 15% reduction in revenues led by the Fenwal rebalancing activities of $19 million as well as fluctuations in customer demand due to program cancellations, governmental funding and customer design related delays, partially offset by the ECP segment’s growth of 20% or $19.0 million led by increased production requirements of the new U.S. Navy sonobuoy contract.  The seven acquisitions completed in the year added approximately $84.2 million of revenue, representing 22% of fiscal 2015’s revenue.  Our gross margin improvements continue to be realized through the deployment of the Sparton Business System, a collection of benchmarked best practices that are implemented through employee led lean events. Adjusted EBITDA for the year came in at 9.0% of sales, 100 basis points below our objective, due to SG&A expenses, primarily from the increased M&A activity of completing seven transactions as compared to three in the prior year, fourth quarter integration activities related to the Hunter acquisition and other key investments in preparation of executing our 2020 Vision. In the fourth quarter, with the Fenwal rebalancing behind us, we realized 12% growth in our base business over the prior year’s quarter, with ECP and MDS growing at 27% and 2% respectively, indicating the positive health of our legacy business as we enter fiscal 2016. The results have continued to reflect the successful execution and completion of our 2010 Strategic Growth Plan, in particular our new business development process and our approach to adding complementary acquisitions; however, in fiscal 2015, the impact from the loss of certain Fenwal programs, coupled with multiple customer initiated production delays, were greater than the increased new business we launched throughout the course of the year.”
Fourth Quarter Financial Highlights

•	Quarterly revenue grew 35% to $126 million as compared to the same quarter of the prior year.

•	170 new program or product wins were awarded with a first time order value of $12.0 million (excludes domestic sonobuoy awards).

◦	70 in MDS with a first time order value of $9.1 million

◦	100 in ECP with a first time order value of $2.9 million

•	Quarter end sales backlog of approximately $313 million, representing a 113% increase over the prior year quarter.

•	Completed the acquisition of Hunter Technology Corporation in April 2015.

•	Settled the L-3 dispute for $2.5 million.

•	Amended revolving credit facility, increasing committed facility size from $200 million to $275 million and resetting the facility's accordion feature to $100 million.
Additional Fiscal 2015 Highlights

•	Annual revenue growth of 14% to $382 million as compared to prior year.

•	421 new business programs awarded with potential sales of $58.6 million (excludes domestic sonobuoy awards)

◦	122 wins in MDS with $30.2 million in potential annualized sales

◦	299 wins in ECP with $28.4 million in first time sales

•	Completed seven acquisitions comprising of Hunter Technology, Stealth.com, KEP, Real-Time, Argotec, IED and eMT

•	Annual adjusted EBITDA of $34 million.
Hunter Technology Corporation
On April 14, 2015, the Company completed the acquisition of Hunter Technology Corporation ("Hunter"), an $80.5 million (unaudited) annual revenue business, with operations located in Milpitas, CA (San Jose) and Lawrenceville, GA (Atlanta), in a $55.0 million all-cash transaction. Hunter, which is part of the Company's MDS segment, was founded in 1968 and was one of the first electronic contract manufacturing providers specializing in military and aerospace applications. Today, Hunter is one of the few suppliers in the Silicon Valley region providing engineering design, new product introduction (NPI) and full-rate production manufacturing solutions working with major defense and aerospace companies, test and measurement suppliers, secure networking solution providers, medical device manufacturers and a wide variety of industrial customers.

Segment Results
During the first quarter of fiscal 2015, the Company changed its reportable segments to align with the way it internally reports and manages the business. The prior reportable segments of Medical and Complex Systems have been combined and are referred to as Manufacturing & Design Services or "MDS". The prior DSS reportable segment and subsequently acquired businesses providing rugged electronics are now referred to as Engineered Components & Products or "ECP".
Manufacturing & Design Services (“MDS”) (in thousands)

	For the Three Months Ended June 30,
	2015	% of Sales	2014	% of Sales	$ Chg	% Chg
Sales:
Base business	$58,425	68.9%	$57,232	92.1%	$1,193	2.1%
Acquisitions	19,732	23.3%	—	—	19,732	—
Intercompany	6,592	7.8%	4,916	7.9%	1,676	34.1%
Total Sales	84,749	100.0%	62,148	100.0%	22,601	36.4%

Gross profit	13,094	15.5%	9,038	14.5%	4,056	44.9%

Selling and administrative expenses	6,130	7.3%	4,259	6.8%	1,871	43.9%
Amortization of intangible assets	1,801	2.1%	982	1.6%	819	83.4%
Legal settlement	2,500	3.0%	—	—	2,500	—
Operating income	$2,663	3.1%	$3,797	6.1%	$(1,134)	(29.9)%
MDS base business sales reflect sales from MDS facilities that were owned for both the three months ended June 30, 2015 and 2014. MDS acquisition sales relate to the acquisitions of Hunter, RTEmd and eMT in fiscal 2015. Base business sales were up slightly from the comparative prior year period.
The increase in gross margin percentage on MDS sales was positively affected in the current year by increased volume as compared to the prior year. The selling and administrative expense increase is primarily comprised of incremental direct and allocated expenses related to the Hunter, RTEmd and eMT operations.
The increase in amortization of intangible assets relates to the amortization of customer relationships and non-compete agreements acquired as part of the fiscal 2015 Hunter transaction, customer relationships acquired as part of the fiscal 2015 RTE transaction and customer relationships, non-compete agreements and trade names acquired as part of the fiscal 2015 eMT transaction.

	For the Years Ended June 30,
	2015	% of Sales	2014	% of Sales	$ Chg	% Chg
Sales:
Base business	$184,159	69.8%	$215,787	87.7%	$(31,628)	(14.7)%
Acquisitions	62,025	23.5%	11,673	4.7%	50,352	431.4%
Intercompany	17,756	6.7%	18,669	7.6%	(913)	(4.9)%
Total Sales	263,940	100.0%	246,129	100.0%	17,811	7.2%

Gross profit	36,461	13.8%	34,782	14.1%	1,679	4.8%

Selling and administrative expenses	18,615	7.1%	14,449	5.9%	4,166	28.8%
Amortization of intangible assets	5,811	2.2%	3,116	1.2%	2,695	86.5%
Legal settlement	2,500	0.9%	—	—	2,500	—
Restructuring charges	—	—	188	0.1%	(188)	—
Operating income	$9,535	3.6%	$17,029	6.9%	$(7,494)	(44.0)%

MDS base business sales reflect sales from MDS facilities that were owned for both the entire years ended June 30, 2015 and 2014. MDS acquisition sales relate to the acquisitions of Hunter, RTEmd and eMT in fiscal 2015 and the acquisitions of Aubrey and Beckwood in fiscal 2014. The comparative decrease in base business sales reflects a rebalancing of Fenwal program engagements with the Company that began in the Company's fiscal 2014 third quarter. Fenwal contributed 14% and 20% of MDS segment net sales and 10% and 14% of consolidated company net sales during the fiscal years ended June 30, 2015 and 2014, respectively. The lost Fenwal programs negatively affected comparative sales $19.0 million in fiscal 2015, but were partially offset by a $6.8 million increase in sales in retained Fenwal programs. The remaining segment sales decrease reflects fluctuations in customer demand due to program cancellations, governmental funding and customer design related delays. MDS backlog was approximately $170.1 million at June 30, 2015 compared to $114.7 million at June 30, 2014. Commercial orders, in general, may be rescheduled or canceled without significant penalty, and, as a result, may not be a meaningful measure of future sales. A majority of the June 30, 2015 MDS backlog is currently expected to be realized in the next 12 months.
The decrease in gross margin percentage on MDS sales primarily reflects the effect of fixed overhead costs on lower base business sales. The selling and administrative expense increase is primarily comprised of incremental direct and allocated expenses related to the Hunter, RTEmd, eMT, Aubrey and Beckwood operations.
The increase in amortization of intangible assets relates to the amortization of customer relationships and non-compete agreements acquired as part of the fiscal 2015 Hunter transaction, customer relationships acquired as part of the fiscal 2015 RTE transaction, customer relationships, non-compete agreements and trade names acquired as part of the fiscal 2015 eMT transaction, non-compete agreements acquired as part of the fiscal 2014 Aubrey transaction and customer relationships and non-compete agreements acquired as part of the fiscal 2014 Beckwood transaction.
Engineered Components & Products (“ECP”) (in thousands)

	For the Three Months Ended June 30,
	2015	% of Sales	2014	% of Sales	$ Chg	% Chg
Sales:
Base business	$46,109	95.5%	$36,268	99.9%	$9,841	27.1%
Acquisitions	2,127	4.4%	—	—	2,127	—
Intercompany	69	0.1%	42	0.1%	27	64.3%
Total Sales	48,305	100.0%	36,310	100.0%	11,995	33.0%

Gross profit	14,961	31.0%	11,870	32.7%	3,091	26.0%

Selling and administrative expenses	3,307	6.9%	2,766	7.6%	541	19.6%
Internal research and development expenses	787	1.6%	165	0.4%	622	—
Amortization of intangible assets	581	1.2%	(18)	—	599	—
Operating income	$10,286	21.3%	$8,957	24.7%	$1,329	14.8%
ECP base business sales reflect sales from ECP facilities that were owned for both the three months ended June 30, 2015 and 2014 as well as sales in fiscal 2015 relating to KEP, Argotec and IED, as sales relating to these tuck-in acquisitions were not considered material for separate presentation. ECP acquisition sales relate to the acquisition of Stealth in fiscal 2015. The increase in ECP base business sales reflects increased sonobuoy sales to the U.S. Navy as well as increased U.S. Navy engineering sales, partially offset by decreased sonobuoy sales to foreign governments.
Gross profit percentage on ECP sales was negatively affected in the current quarter by unfavorable product mix. The selling and administrative expense increase is primarily comprised of incremental direct and allocated expenses related to the Stealth operations as well as increased costs in anticipation of future growth.
The increase in amortization of intangible assets relates to the amortization of customer relationships, non-compete agreements and trade names acquired as part of the fiscal 2015 Stealth transaction, customer relationships and trade names acquired as part of the fiscal 2015 KEP transaction and customer relationships and non-compete agreements acquired as part of the fiscal 2015 IED transaction.

Internal research and development expenses reflect costs incurred for the internal development of technologies for use in navigation, oil and gas exploration and flat panel display technology. These costs include salaries and related expenses, contract labor and consulting costs, materials and the cost of certain research and development specific equipment.

	For the Years Ended June 30,
	2015	% of Sales	2014	% of Sales	$ Chg	% Chg
Sales:
Base business	$113,804	83.5%	$94,787	86.8%	$19,017	20.1%
Acquisitions	22,137	16.2%	14,254	13.1%	7,883	55.3%
Intercompany	374	0.3%	93	0.1%	281	302.2%
Total Sales	136,315	100.0%	109,134	100.0%	27,181	24.9%

Gross profit	38,210	28.0%	30,033	27.5%	8,177	27.2%

Selling and administrative expenses	10,895	7.9%	8,750	7.9%	2,145	24.5%
Internal research and development expenses	1,502	1.1%	1,169	1.1%	333	28.5%
Amortization of intangible assets	780	0.6%	171	0.2%	609	356.1%
Operating income	$25,033	18.4%	$19,943	18.3%	$5,090	25.5%
ECP base business sales reflect sales from ECP facilities that were owned for both the entire years ended June 30, 2015 and 2014 as well as sales in fiscal 2015 relating to KEP, Argotec and IED as sales relating to these tuck-in acquisitions were not considered material for separate presentation. ECP acquisition sales relate to the acquisition of Stealth in fiscal 2015, as well as Aydin in fiscal 2014. The increase in ECP base business sales reflects increased sonobuoy sales to the U.S. Navy as well as increased U.S. Navy engineering sales, partially offset by decreased sonobuoy sales to foreign governments. Total sonobuoy sales to the U.S. Navy for the full years ended June 30, 2015 and 2014 were approximately $81.4 million and $53.0 million, respectively, which represented 60% and 49% of ECP segment sales and 21% and 16% of consolidated Company net sales for those periods. Sonobuoy sales to foreign governments were $15.3 million and $29.7 million for the full years ended June 30, 2015 and 2014, respectively. Government related engineering sales were $13.5 million and $10.1 million for the full years ended June 30, 2015 and 2014, respectively. ECP backlog was approximately $143.3 million at June 30, 2015 compared to $32.4 million at June 30, 2014. A majority of the June 30, 2015 ECP backlog is currently expected to be realized in the next 18 months.
Gross profit percentage on ECP sales was positively affected in the current year by increased volume as compared to the prior year. The selling and administrative expense increase is primarily comprised of incremental direct and allocated expenses related to the Stealth and Aydin operations.
The increase in amortization of intangible assets relates to the amortization of customer relationships, non-compete agreements and trade names acquired as part of the fiscal 2015 Stealth transaction, customer relationships and trade names acquired as part of the fiscal 2015 KEP transaction and customer relationships and non-compete agreements acquired as part of the fiscal 2015 IED transaction.
Internal research and development expenses reflect costs incurred for the internal development of technologies for use in navigation, oil and gas exploration and flat panel display technology. These costs include salaries and related expenses, contract labor and consulting costs, materials and the cost of certain research and development specific equipment.
L-3 Litigation & Revised Fiscal 2015 Quarterly Adjusted Earnings Per Share Results
On September 24, 2013, L-3 Communications Corporation, doing business as L-3 Linkabit, filed a complaint in the United States District Court for the Middle District of Florida, Orlando Division, against Sparton Corporation and Sparton Electronics. On August 24, 2015, Sparton and L-3 signed a mutual accord resolving the dispute. The agreement requires Sparton to pay L-3 $2.5 million on or before October 1, 2015 in consideration for dismissal of the litigation and is recorded in other accrued expenses on the Consolidated Balance Sheet. Neither party admitted to any mistakes, damage or fault.
Legal expenses related to this matter in fiscal 2015 totaled $977,000 and are reflected in the fiscal 2015 adjusted earnings per share result of $1.30. $252,000 was expended in the fourth quarter, which are eliminated in the fourth quarter adjusted earnings per share result of $0.65. The remaining $725,000 of legal expense incurred in the first three quarters had not been previously removed from earnings; therefore, the adjusted earnings per share quarterly results are revised as follows:
Q1    Q2    Q3
Original Adjusted EPS    $0.09    $0.17    $0.33
Revised Adjusted EPS    $0.10    $0.19    $0.36
Liquidity and Capital Resources
As of June 30, 2015, the Company had $154.5 million borrowed and approximately $119.8 million available under its credit facility and had available cash and cash equivalents of $14.9 million. As of that date, the Company had received performance based payments under U.S. Navy contracts in excess of the funding of production to date under those contracts of $1.8 million and were recorded in the Consolidated Balance Sheets as other accrued expenses.
Sparton entered into a Second Amendment dated as of April 13, 2015 (“Amendment”) to its Amended and Restated Credit and Guaranty Agreement and Security Agreement (“Credit Agreement”) with BMO Harris Bank N.A., Bank of America, N.A., U.S. Bank National Association, SunTrust Bank, Fifth Third Bank, Associated Bank, N.A., Keybank National Association and Wintrust Bank. BMO Harris Bank acted as the lead agent for the lenders in a syndication arranged by BMO Capital Markets.
The Amendment augments the Company’s Credit Agreement by increasing the revolving line of credit facility by $75 million, to $275 million and adding a $50 million multi-currency sublimit to support the Company’s future acquisitions, working capital needs and other general corporate purposes. The Company has the right to request an increase of the facility in an amount of up to $100 million. It is secured by substantially all assets of the Company and its subsidiaries and expires on September 11, 2019.
Outlook
Cary Wood concluded, “As we move into fiscal 2016, I am optimistic that we will achieve our customary annual organic growth target of 3%-5% with the Fenwal rebalancing activities behind us. Not only is the focus on the top line with revenue performance, but more importantly, the flow through of that revenue as EBITDA and, ultimately, earnings per share. With the addition of Hunter Technology in the fourth quarter and the full-year effect of all acquisition’s made in fiscal 2015, our pro-forma revenue would be approximately $462 million, bringing us very close at accomplishing our targeted run-rate of $500 million of revenue by the end of fiscal 2015. We will continue to meet our growth expectations by focusing on new business development, internal product research and development and compatible and complementary acquisitions. We are experiencing positive momentum from our new business development process with additional new business wins, increased inclusion of our inertial navigation sensors and rugged electronic products in key OEM projects and increased Medical and Defense engineering program wins that may lead to potential long-term manufacturing opportunities. With fourteen acquisitions completed in the last five years, seven alone in the past year, we will be taking a short pause to allow for integration activities and other business synergies to be fully realized in the near term. Executing the 2020 Vision remains a priority, in particular, the grouping and management of product platforms for our existing product lines as well as the identification and development of new product platforms that will support the overall business objectives previously communicated at our Investor Day in October 2014. We had a strong fourth quarter to finish fiscal 2015 and expect to carry that momentum into next fiscal with a focus on increasing top line sales organically, supported by a solid new business funnel, and expanding margins, through continued cost reduction and synergy initiatives, for what we expect to be a successful fiscal 2016 on all fronts.”
Conference Call
Sparton will host a conference call with investors and analysts on September 9, 2015 at 10:00 a.m. CDT/11:00 a.m. EDT to discuss its fiscal year 2015 fourth quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 272-9104. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: http://tinyurl.com/om2k7pd
Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

Non-GAAP Financial Measures
In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from cost of goods sold, total operating expense, other income (expense) and income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.
We exclude restructuring/impairment charges, gross profit effects of capitalized profit in inventory from acquisitions, acquisition contingency settlement, changes in the liability for future estimated costs for environmental remediation and litigation settlements and related legal costs in matters considered not integral to the Company's operations nor recurring, the related tax effect of these items, as well as unusual discrete tax benefits or expense because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financial statements, these transactions may limit the comparability of our fundamental operations with prior and future periods.
Adjusted EBITDA represents earnings before interest expense and income, taxes, depreciation and amortization as adjusted for restructuring/impairment charges, gross profit effects of capitalized profit in inventory from acquisitions and acquisition contingency settlement, legal settlement and charges for changes in the liability for future estimated costs for environmental remediation and stock based compensation expense. The Company believes Adjusted EBITDA is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company does not intend, nor should the reader consider, Adjusted EBITDA an alternative to operating income, net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. The Company's definition of Adjusted EBITDA may not be comparable with Adjusted EBITDA as defined by other companies. Accordingly, the measurement has limitations depending on its use.
About Sparton Corporation
Sparton Corporation (NYSE:SPA), now in its 116th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has fifteen manufacturing locations and engineering design centers worldwide. Sparton's Web site may be accessed at www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2015, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	June 30, 2015	June 30, 2014
Assets
Current Assets:
Cash and cash equivalents	$14,914	$8,028
Accounts receivable, net of allowance for doubtful accounts of $173 and $126, respectively	70,974	48,697
Inventories and cost of contracts in progress, net	79,503	53,372
Deferred income taxes, net	4,714	3,813
Prepaid expenses and other current assets	5,488	2,654
Total current assets	175,593	116,564
Property, plant and equipment, net	32,608	28,523
Goodwill	74,175	28,189
Other intangible assets, net	45,825	20,041
Deferred income taxes, net — non-current	2,199	1,192
Pension asset	—	44
Other non-current assets	7,151	4,427
Total assets	$337,551	$198,980
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$—	$900
Accounts payable	29,948	16,543
Accrued salaries and wages	9,089	7,854
Accrued health benefits	1,510	1,538
Performance based payments on customer contracts	1,756	3,196
Other accrued expenses	16,328	11,090
Total current liabilities	58,631	41,121
Pension liability — non-current portion	424	—
Long-term debt — non-current portion	154,500	40,100
Environmental remediation — non-current portion	7,117	7,644
Total liabilities	220,672	88,865
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized; none issued	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 9,886,618 and 10,129,031 shares issued and outstanding, respectively	12,358	12,661
Capital in excess of par value	16,045	19,478
Retained earnings	89,933	78,944
Accumulated other comprehensive loss	(1,457)	(968)
Total shareholders’ equity	116,879	110,115
Total liabilities and shareholders’ equity	$337,551	$198,980

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share data)

	For the Three Months Ended		For the Years Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net sales	$126,393	$93,500	$382,125	$336,501
Cost of goods sold	98,338	72,592	307,454	271,686
Gross profit	28,055	20,908	74,671	64,815
Operating expense:
Selling and administrative expenses	13,588	10,559	46,876	35,698
Internal research and development expenses	787	165	1,502	1,169
Amortization of intangible assets	2,382	964	6,591	3,287
Legal settlement	2,500	—	2,500	—
Environmental remediation	—	4,238	—	4,238
Restructuring charges	—	—	—	188
Other operating income, net	(11)	(2)	(50)	(16)
Total operating expense, net	19,246	15,924	57,419	44,564
Operating income	8,809	4,984	17,252	20,251
Other income (expense):
Interest expense	(895)	(291)	(2,456)	(838)
Interest income	1	7	3	9
Other, net	29	29	156	180
Total other expense, net	(865)	(255)	(2,297)	(649)
Income before income taxes	7,944	4,729	14,955	19,602
Income taxes	2,846	1,758	3,966	6,615
Net income	$5,098	$2,971	$10,989	$12,987
Income per share of common stock:
Basic	$0.52	$0.29	$1.10	$1.28
Diluted	$0.51	$0.29	$1.10	$1.28
Weighted average shares of common stock outstanding:
Basic	9,792,873	10,127,638	9,874,441	10,109,915
Diluted	9,794,603	10,150,641	9,885,961	10,141,395

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the years ended June 30,
	2015	2014
Cash Flows from Operating Activities:
Net income	$10,989	$12,987
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,645	4,700
Amortization of intangible assets	6,591	3,423
Deferred income taxes, net	(873)	(976)
Stock-based compensation expense	1,885	1,662
Legal settlement	2,500	—
Environmental remediation	—	4,238
Gross profit effect of capitalized profit in inventory from acquisitions	299	337
Excess tax benefit from stock-based compensation	(1,044)	(522)
Other, net	739	247
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(7,040)	4,886
Inventories and cost of contracts in progress, net	501	1,484
Prepaid expenses and other assets	(1,889)	419
Performance based payments on customer contracts	(1,440)	(17,706)
Accounts payable and accrued expenses	(11,326)	(2,728)
Net cash provided by operating activities	4,537	12,451
Cash Flows from Investing Activities:
Acquisition of businesses, net of cash acquired and post-closing adjustments	(97,319)	(35,560)
Purchase of securities available for sale	(986)	—
Purchases of property, plant and equipment	(5,802)	(3,501)
Proceeds from sale of property, plant and equipment	—	69
Net cash used in investing activities	(104,107)	(38,992)
Cash Flows from Financing Activities:
Borrowings of long-term debt	215,835	70,000
Repayments of long-term debt	(102,335)	(40,623)
Payment of debt financing costs	(1,423)	—
Repurchase of stock	(6,830)	(1,559)
Proceeds from the exercise of stock options	165	144
Excess tax benefit from stock-based compensation	1,044	522
Net cash provided by financing activities	106,456	28,484
Net increase in cash and cash equivalents	6,886	1,943
Cash and cash equivalents at beginning of year	8,028	6,085
Cash and cash equivalents at end of year	$14,914	$8,028
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,747	$631
Cash paid for income taxes	$7,190	$7,065
Supplemental disclosure of non-cash investing activities:
Accounts payable recognized in relation to purchase consideration adjustment	$603	$252

SPARTON CORPORATION AND SUBSIDIARIES
SELECT SEGMENT INFORMATION
(UNAUDITED)
(Dollars in thousands)
Net sales:

	For the Three Months Ended June 30,			For the Years Ended June 30,
SEGMENT	2015	2014	% Chg	2015	2014	% Chg
Manufacturing & Design Services	$84,749	$62,148	36.4%	$263,940	$246,129	7.2%
Engineered Components & Products	48,305	36,310	33.0%	136,315	109,134	24.9%
Eliminations	(6,661)	(4,958)	34.3%	(18,130)	(18,762)	(3.4)%
Totals	$126,393	$93,500	35.2%	$382,125	$336,501	13.6%
Gross profit:

	For the Three Months Ended June 30,				For the Years Ended June 30,
SEGMENT	2015	GP %	2014	GP %	2015	GP %	2014	GP %
Manufacturing & Design Services	$13,094	15.5%	$9,038	14.5%	$36,461	13.8%	$34,782	14.1%
Engineered Components & Products	14,961	31.0%	11,870	32.7%	38,210	28.0%	30,033	27.5%
Totals	$28,055	22.2%	$20,908	22.4%	$74,671	19.5%	$64,815	19.3%
Adjusted gross profit:

	For the Three Months Ended June 30,				For the Years Ended June 30,
SEGMENT	2015	GP %	2014	GP %	2015	GP %	2014	GP %
Manufacturing & Design Services	$13,138	15.5%	$9,038	14.5%	$36,760	13.9%	$34,849	14.2%
Engineered Components & Products	14,961	31.0%	11,951	32.9%	38,210	28.0%	30,303	27.8%
Totals	$28,099	22.2%	$20,989	22.4%	$74,970	19.6%	$65,152	19.4%
Operating income:

	For the Three Months Ended June 30,				For the Years Ended June 30,
SEGMENT	2015	% of Sales	2014	% of Sales	2015	% of Sales	2014	% of Sales
Manufacturing & Design Services	$2,663	3.1%	$3,797	6.1%	$9,535	3.6%	$17,029	6.9%
Engineered Components & Products	10,286	21.3%	8,957	24.7%	25,033	18.4%	19,943	18.3%
Other Unallocated	(4,140)	—	(7,770)	—	(17,316)	—	(16,721)	—
Totals	$8,809	7.0%	$4,984	5.3%	$17,252	4.5%	$20,251	6.0%
Adjusted operating income:

	For the Three Months Ended June 30,				For the Years Ended June 30,
SEGMENT	2015	% of Sales	2014	% of Sales	2015	% of Sales	2014	% of Sales
Manufacturing & Design Services	$5,459	6.4%	$3,797	6.1%	$13,311	5.0%	$17,284	7.0%
Engineered Components & Products	10,286	21.3%	9,038	24.9%	25,033	18.4%	20,213	18.5%
Other Unallocated	(4,140)	—	(3,532)	—	(16,584)	—	(12,483)	—
Totals	$11,605	9.2%	$9,303	9.9%	$21,760	5.7%	$25,014	7.4%

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands, except share data)

	For the Three Months Ended June 30, 2015				For the Three Months Ended June 30, 2014
	GAAP	Non-GAAP Adjustment		Adjusted	GAAP	Non-GAAP Adjustment		Adjusted
Net sales	$126,393	$—		$126,393	$93,500	$—		$93,500
Cost of goods sold	98,338	(44)	(a)	98,294	72,592	(81)	(a)	72,511
Gross profit	28,055	44		28,099	20,908	81		20,989
Operating Expense:
Selling and administrative expenses	13,588	(252)	(b)	13,336	10,559	—		10,559
Internal research and development expenses	787	—		787	165	—		165
Amortization of intangible assets	2,382	—		2,382	964	—		964
Legal settlement	2,500	(2,500)	(c)	—	—	—		—
Environmental remediation	—	—		—	4,238	(4,238)	(e)	—
Other operating income, net	(11)	—		(11)	(2)	—		(2)
Total operating expense, net	19,246	(2,752)		16,494	15,924	(4,238)		11,686
Operating income	8,809	2,796		11,605	4,984	4,319		9,303
Other income (expense):
Interest expense	(895)	—		(895)	(291)	—		(291)
Interest income	1	—		1	7	—		7
Other, net	29	—		29	29	—		29
Total other expense, net	(865)	—		(865)	(255)	—		(255)
Income before income taxes	7,944	2,796		10,740	4,729	4,319		9,048
Income taxes	2,846	1,421	(d)	4,267	1,758	1,592		3,350
Net income	$5,098	$1,375		$6,473	$2,971	$2,727		$5,698
Income per share of common stock:
Basic	$0.52			$0.65	$0.29			$0.56
Diluted	$0.51			$0.65	$0.29			$0.56
Weighted average shares of common stock outstanding:
Basic	9,792,873			9,792,873	10,127,638			10,127,638
Diluted	9,794,603			9,794,603	10,150,641			10,150,641

(a) Gross profit effect of capitalized profit in inventory from acquisitions
(b) Legal expenses related to a settlement
(c) Recognition of settled litigation
(d) Includes Canadian NOL as it relates to the purchase of Stealth.
(e) Recognition of environmental remediation expense

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands, except share data)

	For the Year Ended June 30, 2015				For the Year Ended June 30, 2014
	GAAP	Non-GAAP Adjustment		Adjusted	GAAP	Non-GAAP Adjustment		Adjusted
Net sales	$382,125	$—		$382,125	$336,501	$—		$336,501
Cost of goods sold	307,454	(299)	(a)	307,155	271,686	(337)	(a)	271,349
Gross profit	74,671	299		74,970	64,815	337		65,152
Operating Expense:
Selling and administrative expenses	46,876	(1,709)	(b)	45,167	35,698	—		35,698
Internal research and development expenses	1,502	—		1,502	1,169	—		1,169
Amortization of intangible assets	6,591	—		6,591	3,287	—		3,287
Legal settlement	2,500	(2,500)	(c)	—	—	—		—
Environmental remediation	—	—		—	4,238	(4,238)	(f)	—
Restructuring charges	—	—		—	188	(188)		—
Other operating income, net	(50)	—		(50)	(16)	—		(16)
Total operating expense, net	57,419	(4,209)		53,210	44,564	(4,426)		40,138
Operating income	17,252	4,508		21,760	20,251	4,763		25,014
Other income (expense):
Interest expense	(2,456)	421	(d)	(2,035)	(838)	—		(838)
Interest income	3	—		3	9	—		9
Other, net	156	—		156	180	—		180
Total other expense, net	(2,297)	421		(1,876)	(649)	—		(649)
Income before income taxes	14,955	4,929		19,884	19,602	4,763		24,365
Income taxes	3,966	2,852	(e)	6,818	6,615	1,737		8,352
Net income	$10,989	$2,077		$13,066	$12,987	$3,026		$16,013
Income per share of common stock:
Basic	$1.10			$1.30	$1.28			$1.58
Diluted	$1.10			$1.30	$1.28			$1.58
Weighted average shares of common stock outstanding:
Basic	9,874,441			9,874,441	10,109,915			10,109,915
Diluted	9,885,961			9,885,961	10,141,395			10,141,395

(a) Gross profit effect of capitalized profit in inventory from acquisitions
(b) Includes adjustments to remove $430 success based acquisition finder's fee paid in relation to the acquisition of eMT, remove $150 success based finder's fee paid in relation to acquisition of IED, $152 of costs recognized in relation to the reorganization of the Company's finance function and $977 of legal expenses related to a settlement

(c) Recognition of settled litigation
(d) Accelerated recognition of unamortized debt financing costs from prior credit facility due to refinancing
(e) Includes Canadian NOL as it relates to the purchase of Stealth.
(f) Recognition of environmental remediation expense

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended		For the Years Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net income	$5,098	$2,971	$10,989	$12,987
Interest expense	895	291	2,456	838
Interest income	(1)	(7)	(3)	(9)
Income taxes	2,846	1,758	3,966	6,615
Depreciation and amortization	3,559	2,213	11,236	8,123
Legal settlement and related expense	2,752	—	3,477	—
Environmental remediation	—	4,238	—	4,238
Restructuring charges	—	—	—	188
Gross profit effect of capitalized profit in inventory from acquisitions	44	81	299	337
Stock based compensation expense - Non-Directors	167	375	1,590	1,397
Stock based compensation expense - Directors	—	—	295	265
Adjusted EBITDA	$15,360	$11,920	$34,305	$34,979

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended June 30, 2015
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Gross profit	$13,094	$14,961	$—	$28,055
Gross profit effect of capitalized profit in inventory from acquisition	44	—	—	44
Adjusted gross profit	$13,138	$14,961	$—	$28,099

	For the Three Months Ended June 30, 2014
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Gross profit	$9,038	$11,870	$—	$20,908
Gross profit effect of capitalized profit in inventory from acquisition	—	81	—	81
Adjusted gross profit	$9,038	$11,951	$—	$20,989

	For the Year Ended June 30, 2015
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Gross profit	$36,461	$38,210	$—	$74,671
Gross profit effect of capitalized profit in inventory from acquisitions	299	—	—	299
Adjusted gross profit	$36,760	$38,210	$—	$74,970

	For the Year Ended June 30, 2014
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Gross profit	$34,782	$30,033	$—	$64,815
Gross profit effect of capitalized profit in inventory from acquisitions	67	270	—	337
Adjusted gross profit	$34,849	$30,303	$—	$65,152

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended June 30, 2015
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Operating income (loss)	$2,663	$10,286	$(4,140)	$8,809
Gross profit effect of capitalized profit in inventory from acquisition	44	—	—	44
Legal settlement	2,500	—	—	2,500
Legal settlement expense	252	—	—	252
Adjusted operating income (loss)	$5,459	$10,286	$(4,140)	$11,605

Depreciation/amortization	$2,650	$706	$203	$3,559

	For the Three Months Ended June 30, 2014
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Operating income (loss)	$3,797	$8,957	$(7,770)	$4,984
Gross profit effect of capitalized profit in inventory from acquisition	—	81	—	81
Environmental remediation	—	—	4,238	4,238
Adjusted operating income (loss)	$3,797	$9,038	$(3,532)	$9,303

Depreciation/amortization	$1,862	$244	$107	$2,213

	For the Year Ended June 30, 2015
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Operating income (loss)	$9,535	$25,033	$(17,316)	$17,252
Gross profit effect of capitalized profit in inventory from acquisitions	299	—	—	299
Legal settlement	2,500	—	—	2,500
Legal settlement expense	977	—	—	977
Success based acquisition finder's fees and finance reorganization	—	—	732	732
Adjusted operating income (loss)	$13,311	$25,033	$(16,584)	$21,760

Depreciation/amortization	$8,875	$1,648	$713	$11,236

	For the Year Ended June 30, 2014
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Operating income (loss)	$17,029	$19,943	$(16,721)	$20,251
Gross profit effect of capitalized profit in inventory from acquisitions	67	270	—	337
Environmental remediation	—	—	4,238	4,238
Restructuring charges	188	—	—	188
Adjusted operating income (loss)	$17,284	$20,213	$(12,483)	$25,014

Depreciation/amortization	$6,576	$1,149	$398	$8,123